Exhibit 14

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-51766 of Merrill Lynch Funds For Institutions Series on Form N-14 of our report dated May 26, 2000 appearing in the annual report to shareholders of Merrill Lynch Funds For Institutions Series, consisting of Merrill Lynch Premier Institutional Fund, Merrill Lynch Institutional Fund, Merrill Lynch Rated Institutional Fund, Merrill Lynch Government Fund, Merrill Lynch Treasury Fund, and Merrill Lynch Institutional Tax-Exempt Fund (each a separate series of Merrill Lynch Funds For Institutions Series) for the year ended April 30, 2000, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts January 8, 2001